DILLARD'S, INC.
                          ("Company")

                        Debt Securities

                        TERMS AGREEMENT


                                                 October 29, 1998

Dillard's, Inc.
1600 Cantrell Road
Little Rock, Arkansas 72201
Attention: Vice President and Treasurer

Dear Sirs:

     We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement Basic Provisions filed as an exhibit to the Company's registration statement on Form S-3 (No. 333-59183) ("Underwriting Agreement"), the following securities ("Securities") to be issued under an indenture, dated as of May 15, 1988, as supplemented by a First Supplemental
Indenture dated as of December 16, 1988, a Second Supplemental Indenture dated as of September 14, 1990, and a Third Supplemental Indenture dated as of August 7, 1998, between the Company and The Chase Manhattan Bank, as Trustee, on the following terms:

     Title:    5.79% Notes Due November 15, 2001

     Aggregate Principal Amount: $150,000,000

     Interest: 5.79% per annum, from November 4, 1998, payable semiannually on May 15 and November 15 and commencing May 15,
1999, to holders of record on the preceding May 1 or November 1, as the case may be.

     Maturity: November 15, 2001

     Redemption: No provisions for redemption.

     Purchase Price: 99.60% of the principal amount of the Securities, plus accrued interest from November 3, 1998, if any.

     Expected Reoffering Price: 100% of the principal amount of the Securities, plus accrued interest from November 4, 1998, if any.

     Specified Funds for Payment of Purchase Price: Federal (same-day) funds.

     Closing Date: 10:00 a.m. on November 4, 1998 at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York,
New York 10017.

     Name and Address of Representatives:

     Goldman, Sachs & Co.
     85 Broad Street
     New York, New York 10004

     It is understood that we may, with your consent, amend this offer to add additional Underwriters and reduce the aggregate principal amount to be purchased by us by the aggregate principal amount to be purchased by such additional Underwriters.

     The   provisions   of   the   Underwriting   Agreement   are
incorporated herein by reference.

     The Securities will be made available for checking and packaging at the office of Goldman, Sachs & Co. at least 24 hours prior to the Closing Date.

     Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and returning it to us.

                              Very truly yours,

                              GOLDMAN, SACHS & CO.



                              /s/ Goldman, Sachs & Co.
                              (Goldman, Sachs & Co.)

To:  Goldman, Sachs & Co.
     85 Broad Street
     New York, New York 10004

     We accept the offer contained in your letter dated October 29, 1998, relating to $150,000,000 principal amount of our 5.79% Notes due November 15, 2001. We also confirm that, to the best of our knowledge after reasonable investigation, the representations and warranties of the undersigned in the Underwriting Agreement filed as an exhibit to the undersigned's registration statement on Form S-3 (No. 333-59183) ("Underwriting Agreement") are true and correct, no stop order suspending the effectiveness of the Registration Statement (as defined in the Underwriting Agreement) or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the undersigned, are contemplated by the
Securities and Exchange Commission and, subsequent to the respective dates of the most recent financial statements in the Prospectus (as defined in the Underwriting Agreement), there has been (or in the case of a form of prospectus filed pursuant to Rule 424(b)(1) or (4) there will be, as of the date of such prospectus) no material adverse change in the financial position or results of operations of the undersigned and its subsidiaries except as set forth in or contemplated by the Prospectus.

                              Very truly yours,

                              DILLARD'S, INC.


                              By:   /s/ James I. Freeman
                                   Name: James I. Freeman
                                   Title: Senior Vice President and
                                          Chief Financial Officer